                                                                    EXHIBIT 4.31

                                                                [EXECUTION COPY]


================================================================================


                             NOTE PURCHASE AGREEMENT


                                     between


                       TRANSAMERICAN REFINING CORPORATION


                                       and


         MERRILL LYNCH CORPORATE BOND FUND, INC. - HIGH INCOME PORTFOLIO



                    $36,000,000 Senior Secured Notes Due 2002


                          Dated as of December 10, 1997




================================================================================

                                Table of Contents


                                                                                                                Page

                                    ARTICLE I
                                   DEFINITIONS
 ................................................................................................................  1
         Section 1.01.  Defined Terms...........................................................................  1
         Section 1.02.  Certain Terms........................................................................... 12
         Section 1.03.  Rules of Construction................................................................... 12

                                   ARTICLE II
                           SALE AND PURCHASE OF NOTES
 ................................................................................................................ 12
         Section 2.01.  Authorization of Notes.................................................................. 12
         Section 2.02.  Sale and Purchase of Notes.............................................................. 13
         Section 2.03.  Closing; Funding........................................................................ 13
         Section 2.04.  Payments................................................................................ 13
         Section 2.05.  Fees.................................................................................... 13
         Section 2.06.  Interest Rate Limitation................................................................ 14

                                   ARTICLE III
                         PAYMENT AND REDEMPTION OF NOTES
 ................................................................................................................ 14
         Section 3.01.  Maturity Date........................................................................... 14
         Section 3.02.  Redemption.............................................................................. 14
         ....................................................................................................... 17
         Section 3.03.  Repurchase of Notes Upon Change of Control.............................................. 17
         Section 3.04.  Pro Rata Redemptions/Repurchases........................................................ 18

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
 ................................................................................................................ 19
         Section 4.01.  Representations and Warranties.......................................................... 19
         Section 4.02.  Certificates............................................................................ 22

                                    ARTICLE V
                              CONDITIONS TO CLOSING
 ................................................................................................................ 22
         Section 5.01.  Conditions Precedent.................................................................... 22

                                   ARTICLE VI
                                   INFORMATION
 ................................................................................................................ 25
         Section 6.01.  Information............................................................................. 25


                                   ARTICLE VII

         INTENTIONALLY OMITTED.................................................................................. 25

                                  ARTICLE VIII

         COVENANTS.............................................................................................. 26
         Section 8.01.  Use of Proceeds......................................................................... 26
         Section 8.02.  Filing of Security Documents............................................................ 26
         Section 8.03.  Further Assurances...................................................................... 26
         Section 8.04.  Incorporation by Reference.............................................................. 26

                                   ARTICLE IX

         EVENTS OF DEFAULT...................................................................................... 27
         Section 9.01.  Events of Default; Remedies............................................................. 27
         Section 9.02.  Remedies................................................................................ 29
         Section 9.03.  Remedies Cumulative..................................................................... 30
         Section 9.04.  Remedies Not Waived..................................................................... 30

                                    ARTICLE X

         THE NOTES.............................................................................................. 30
         Section 10.01.  Registration, Exchange, and Transfer of Notes.......................................... 30
         Section 10.02.  Lost, Stolen, Damaged and Destroyed Notes.............................................. 30

                                   ARTICLE XI

         MISCELLANEOUS.......................................................................................... 31
         Section 11.01.  Amendment and Waiver................................................................... 31
         Section 11.02.  Expenses and Taxes..................................................................... 31
         Section 11.03.  Survival of Representations and Warranties............................................. 32
         Section 11.04.  Successors and Assigns................................................................. 33
         Section 11.05.  Notices................................................................................ 33
         Section 11.06.  Indemnification........................................................................ 34
         Section 11.07.  Public Announcements................................................................... 35
         Section 11.08.  No Fiduciary Relationship.............................................................. 35
         Section 11.09.  Integration and Severability........................................................... 35
         Section 11.10.  Counterparts........................................................................... 35
         Section 11.11.  Governing Law.......................................................................... 36


         SECTION 11.12.  SUBMISSION TO JURISDICTION; WAIVER OF SERVICE
                  AND VENUE..................................................................................... 36
         SECTION 11.13.  MUTUAL WAIVER OF RIGHT TO TRIAL BY JURY................................................ 37
         SECTION 11.14.  Release of Collateral; Subordination................................................... 37



         Appendix A   -    Principal Amounts and Payment Instructions


         Exhibit A    -    Form of Senior Secured Note
         Exhibit B    -    Form of Security Agreement
         Exhibit C    -    Form of Cash Collateral and Disbursement Agreement
         Exhibit D    -    Form of Mortgage
         Exhibit E    -    Form of Environmental Indemnity Agreement

                             NOTE PURCHASE AGREEMENT

         NOTE PURCHASE AGREEMENT, dated as of December 10, 1997 (the "Agreement"), by and between TRANSAMERICAN REFINING CORPORATION, a Texas corporation (together with its successors and assigns, the "Company") and Merrill Lynch Corporate Bond Fund, Inc. - High Income Portfolio (together with its successors and assigns, the "Purchaser").

                              W I T N E S S E T H:

         WHEREAS, prior to the date hereof, and pursuant to an Asset Purchase Agreement, dated as of September 19, 1997, between GATX Terminals Corporation, a Delaware corporation (together with its successors and assigns, "GATX"), and the Company (as it may be from time to time amended, modified or supplemented, the "Asset Purchase Agreement"), the Company has purchased from GATX the Acquired Assets (as such term is defined in the Asset Purchase Agreement, and herein referred to as the "Acquired Assets");

         WHEREAS, the Company desires to issue and sell to Purchaser its Senior Secured Notes Due 2002 in an aggregate principal amount of Thirty Six Million Dollars ($36,000,000); and

         WHEREAS, subject to the terms and conditions hereinafter set forth, Purchaser is willing to purchase such Senior Secured Notes.

         NOW, THEREFORE, in consideration of the foregoing and for such other good and valuable consideration, the sufficiency and receipt of which each party hereto hereby acknowledges, the Company and Purchaser agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         Section 1.01. Defined Terms. For the purposes of this Agreement, the following terms shall have the following respective meanings:

                  "Acquired Assets" shall have the meaning set forth in the recitals hereto.

                  "Affiliate" means, with respect to any specified Person, (a) any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person or (b) any officer, director or controlling shareholder of such other Person. For purposes of this definition, the term "control" means (i) the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, or (ii) without limiting the foregoing, the beneficial ownership of 5% or more of the voting power of the voting common equity of such Person (on a fully diluted basis) or of warrants or other rights to acquire such equity (whether or not presently exercisable).

                  "Asset Purchase Agreement" shall have the meaning set forth in the recitals hereto.

                  "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors, as amended from time to time.

                  "Board of Directors" means, with respect to any Person, the Board of Directors of such Person or any committee of the Board of Directors of such Person authorized, with respect to any particular matter, to exercise the power of the Board of Directors of such Person.

                  "Board Resolution" means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person.

                  "Business Day" means a day that is not a Saturday or Sunday or a day on which banks are required or otherwise authorized to close in either New York, New York or Houston, Texas.

                  "Capital Stock" means, with respect to any Person, any capital stock of such Person and shares, interests, participation or other ownership interests (however designated), of such Person and any rights (other than debt securities convertible into corporate stock), warrants or options to purchase any of the foregoing, including without limitation each class of common stock and preferred stock of such Person if such Person is a corporation and each general and limited partnership interest of such Person if such Person is a partnership provided, however, that with respect to the Company, "Capital Stock" shall not include warrants to purchase common stock of the Company either (i) currently outstanding or (ii) issued in connection with the issuance of Subordinated Debt of the Company.

                  "Cash Equivalents" means (a) United States dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (c) certificates of deposit with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year, and overnight bank deposits, in each case, with any Eligible Institution, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any Eligible Institution, (e) commercial paper rated "P-1," "A-1" or the equivalent thereof by Moody's, or S&P respectively, and in each case maturing within one year after the date of acquisition, (f) shares of money market funds, including those of the TEC Indenture Trustee, that invest solely in United States dollars and securities of the types described in clauses (a) through (e), (g) demand and time deposits and certificates of deposit with any commercial bank organized in the United States not meeting the qualifications specified in clause (c) above or with an Eligible Institution, provided that such deposits and certificates support bonds, letters of credit and other similar types of obligations incurred in the ordinary course of business, (h) deposits, including deposits denominated in foreign currency, with any Eligible Institution; provided that all such deposits do not exceed $10,000,000 in the aggregate at any one time, and (i) demand or fully insured time deposits used in the ordinary course of business with commercial banks insured by the Federal Deposit Insurance Corporation.

                  "Change of Control" means (i) the liquidation or dissolution of, or the adoption of a plan of liquidation by, the Company, or (ii) any transaction, event or circumstance pursuant to which any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than John R. Stanley (or his heirs, his estate or any trust in which he or his immediate family members have, directly or indirectly, a beneficial interest in excess of 50%) and his Subsidiaries or the TEC Indenture Trustee, is or becomes the "beneficial owner" (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable), directly or indirectly, of more than 50% of the total voting power of the Company's then outstanding Voting Stock; unless, at the time of the occurrence of an event specified in clause (ii), the Notes have an Investment Grade Rating; provided, however, that if at any time within 120 days after such occurrence, the Notes cease having an Investment Grade Rating, such event shall be a "Change of Control."

                  "Change of Control Offer" shall have the meaning specified in
Section 3.03.

                  "Change of Control Payment Date" shall have the meaning specified in Section 3.03.

                  "Change of Control Purchase Price" shall have the meaning specified in Section 3.03.

                  "Closing Date" means the date of this Agreement.

                  "Collateral" means all of the Property of the Company subject to the Lien of the Holders pursuant to the Security Documents.

                  "Collateral Account" shall have the meaning provided in the Disbursement Agreement.

                  "Common Stock" means the common stock, par value $.01 per share, of the Company, now or hereafter issued.

                  "Company" has the meaning set forth in the preamble hereto.

                  "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

                  "Debt" shall have the meaning ascribed thereto in the TEC Indenture, and any defined term used therein not otherwise defined herein shall have the meaning ascribed thereto in the TEC Indenture.

                  "Default" means an event or condition, the occurrence of which is, or with the lapse of time would be, or giving of notice, or both, would be an Event of Default.

                  "Disbursement Agent" means State Street Bank and Trust Company, Inc., in its capacity as Disbursement Agent under the Disbursement Agreement, and any successor thereto.

                  "Disbursement Agreement" means the Cash Collateral and Disbursement Agreement, among the Company, Purchaser and the Disbursement Agent substantially in the form of Exhibit C, as amended from time to time in accordance with the terms hereof.

                  "Docks" means the three docks designated as "Ship Docks #s 1, 2 and 3" (formerly designated as "Ship Docks #2, 3 and 4") and all appurtenances thereto, situated on and in the Mississippi River adjacent to the portion of the Real Estate fronting on the Mississippi River, all as shown on the Survey (as "Ship Docks #s 2, 3 and 4").

                  "Dollars" means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

                  "Eligible Institution" means a domestic commercial banking institution that has combined capital and surplus of not less than $500,000,000, whose debt is rated "A" (or higher) according to S&P or Moody's at the time as of which any investment or rollover therein is made.

                  "Environmental Indemnity Agreement" means the Environmental Indemnity Agreement between the Parent and Purchaser, substantially in the form attached as Exhibit E, as amended from time to time in accordance with the terms thereof.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

                  "Event of Default" shall have the meaning specified in Section 9.01.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

                  "Final Change of Control Put Date" shall have the meaning specified in Section 3.03.

                  "GAAP" means generally accepted accounting principles as in effect in the United States on the Closing Date applied on a basis consistent with that used in the preparation of the audited financial statements of the Company included in the offering circular related to the TEC Indenture.

                  "GATX" shall have the meaning set forth in the recitals hereto.

                  "Government Securities" means direct obligations of, or other obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

                  "Holder" means the Person in whose name a Note is registered on the Company's books.

                  "Investment Grade Rating" means, with respect to any Person or issue of debt securities or preferred stock, a rating in one of the four highest letter rating categories (without regard to "+" or "-" other modifiers) by any rating agency or if any such rating agency has ceased using letter rating categories or if the four highest of such letter rating categories are not considered to represent "investment grade" ratings, then the comparable "investment grade" ratings (as designated by any such rating agency).

                  "Lien" means any mortgage, lien, pledge, charge, security interest, or other encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement and any lease deemed to constitute a security interest and any option or other agreement to give any security interest).

                  "Marketable Securities" means (a) Government Securities, (b) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution, (c) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "A-l" (or higher) according to S&P or "P-1" (or higher) according to Moody's, issued or offered by an Eligible Institution, (d) any bankers' acceptances or money market deposit accounts issued or offered by an Eligible Institution, and (e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above.

                  "Material Adverse Effect" means, with respect to any occurrence, failure, act or omission of any nature, individually or in the aggregate, a change or an effect which would reasonably be expected to impair materially (i) the ability of the Company and its Subsidiaries, taken as a whole, to conduct its business substantially as now conducted; (ii) the business, operations, prospects or financial condition of the Company and its Subsidiaries taken as a whole; (iii) the ability of the Company to perform any of its obligations hereunder, under the Notes or under any Security Document to which it is a party; (iv) the validity or enforceability of this Agreement, the Notes or any Security Document; (v) the priority or enforceability of any security interest created hereby or by any Security Document and intended to be perfected hereunder or thereunder; or (vi) the ability of the Holders to exercise any of their rights or remedies hereunder, under the Notes or under any Security Document.

                  "Maturity Date", when used with respect to the Notes, means the date on which the principal of such Notes becomes due and payable as therein or herein provided, whether at the Stated Maturity or Change of Control Payment Date or by declaration of acceleration, call for redemption or otherwise.

                  "Moody's" means Moody's Investors Service, Inc.

                  "Mortgage(s)" has the meaning specified in Section 5.01(a)(v).

                  "NASD" means the National Association of Securities Dealers, Inc.

                  "Note(s)" means the Company's Senior Secured Notes Due 2002, substantially in the form of Exhibit A, and any Note delivered in substitution or exchange for any thereof, as supplemented from time to time in accordance with the terms hereof.

                  "Officer" means, with respect to the Company, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Treasurer, the Controller or the Secretary of the Company or, with respect to any certificates required at Closing, any Assistant Secretary of the Company.

                  "Parent" means TransAmerican Natural Gas Corporation, a Texas corporation.

                  "Permits" means authorizations, approvals, orders, licenses, certificates and permits of and from any regulatory or governmental officials, bodies and tribunals.

                  "Permitted Liens" or "Permitted TARC Liens" means (a) Liens imposed by governmental authorities for taxes, assessments, or other charges not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of any of the TARC Entities in accordance with GAAP; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairment, mineral interest owners, or other like Liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 60 days, or (ii) such Liens are being contested in god faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of any of the TARC Entities in accordance with GAAP; (c) deposits of cash or Cash Equivalents to secure (i) the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business (or to secure reimbursement obligations or letters of credit issued to secure such performance or other obligations) in an aggregate amount outstanding at any one time not in excess of $5,000,000 or (ii) appeal or supersedeas bonds (or to secure reimbursement obligations or letters of credit in support of such bonds); (d) easements, servitudes, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business which, in the aggregate, are not material in amount and which do not, in any case, materially detract from the value of the property subject thereto (as such property is used by any of the TARC Entities) or materially interfere with the ordinary conduct of the business of any of the TARC Entities including, without limitation, any easement or servitude granted in connection with the Port Authority Financing; (e) Liens arising by operation of law in connection with judgements, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (f) Liens securing debt or other obligations not in excess of $3,000,000; (g) pledges or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, other types of social security legislation, property insurance and liability insurance; (h) Liens on Equipment, Receivables and Inventory (as each such term is defined in the TEC Indenture); (i) Liens on the assets of any entity existing at the time such assets are acquired by any of the TARC Entities, whether by merger, consolidation, purchase of assets or otherwise so long as such Liens (i) are not created, incurred or assumed in contemplation of such assets being acquired by any of the TARC Entities and (ii) do not extend to any other assets of any of the TARC Entities; (j) Liens (including extensions and renewals thereof) on real or personal property, acquired after the Closing Date ("New TARC Property"); provided, however, that (i) such Lien is created solely for the purpose of securing Debt Incurred to finance the cost (including the cost of improvement or construction) of the item of New TARC Property, (ii) the principal amount of the Debt secured by such Lien does not exceed 100% of such cost plus reasonable financing fees and other associated reasonable out-of-pocket expenses (iii) any such Lien shall not extend to or cover any property or assets other than such item of New TARC Property and any improvements on such New TARC Property and
(iv) such Lien does not extend the assets or property which are part of the fixed refinery assets which are part of the Capital Improvement Program; (k) leases or subleases granted to others that do not materially interfere with the ordinary course of business of any of the TARC Entities, taken as a whole; (l) Liens on the assets of one of the TARC Entities in favor of another TARC Entity;
(m) Liens securing reimbursement obligations with respect to letters of credit that encumber documents relating to such letters of credit and the products and proceeds thereof; provided, that, such reimbursement obligations are not matured for a period of over 60 days; (n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (o) Liens encumbering customary initial deposits and margin deposits securing Swap Obligations or Permitted Hedging Transactions (as such terms are defined in the TEC Indenture); (p) Liens on cash deposits to secure reimbursement obligations with respect to letters of credit after the Delayed Coking Unit (as such terms are defined in the TEC Indenture) is completed; (q) Liens that secure Unrestricted Non-Recourse Debt; provided, however, that at the time of incurrence the aggregate fair market value of the assets securing such Lien (exclusive of the stock of the applicable Unrestricted Subsidiary) shall not exceed the amount of allowed Unrestricted Non-Recourse Debt of TARC; (r) Liens on the proceeds of any property subject to a Permitted TARC Lien or on deposit accounts containing any such proceeds; (s) Liens on the proceeds of any property that is not Collateral; (t) Liens imposed in connection with the Port Authority Financing; provided, that such Liens, if not Permitted Liens, do not extend to property other than the Port Facility Assets; (u) any extension, renewal or replacement of the Liens created pursuant to any of clauses (a) through (g), (i) through (t) or (w) provided that such Liens would have otherwise been permitted under such clauses, and provided further that the Liens permitted by this clause (u) do not secure any additional Debt or encumber any additional property; (v) Liens of the trustee under indenture and related collateral documents governing the terms of the Senior TARC Mortgage Notes and the Senior TARC Discount Notes; (w) Liens in favor of TEC or its assignee under the Security Documents (as defined in the TEC Indenture) and (x) Liens on tank storage facilities in the vicinity of the TARC refinery acquired after the date hereof.

                  "Person" means any corporation, individual, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

                  "Port Authority Financing" means a financing transaction involving the following elements: (a) the transfer of TARC's interest in all or some of the following assets (together with the granting, at TARC's discretion, of any easements or servitudes reasonably necessary to the ownership and operation of such assets by the transferee) which are constructed or under construction in or near TARC's refinery: (i) the Prospect Road tank farm and other tanks; (ii) certain dock improvements; (iii) the dock vapor recovery system; (iv) the coke handling system; (v) the refinery waste water treatment facility and (vi) tankage for liquefied petroleum gas (the "Port Facility Assets") to the Port of South Louisiana Commission or its affiliate (the "Tax-Exempt Issuer") and a leaseback of the Port Facility Assets to TARC or one of its Subsidiaries; (b) the issuance of tax-exempt bonds by the Tax-Exempt Issuer; and (c) the loan proceeds from such bonds to TARC or one of its Subsidiaries for the purpose of financing the completion of the Port Facility Assets.

                  "Property" means any right or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

                  "Public Equity Offering" means a public offering by the Company of Capital Stock (or debt securities convertible into Capital Stock of the Company) of the Company underwritten by a nationally recognized member of the National Association of Securities Dealers pursuant to an effective registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act.

                  "Purchaser" has the meaning specified in the preamble hereof.

                  "Real Estate" means the property in Norco, St. Charles Parish, Louisiana, purchased by the Company from GATX pursuant to the Asset Purchase Agreement consisting of the Terminal Acreage and the Wetlands Acreage.

                  "Record Date" means a Record Date specified in the Notes whether or not such Record Date is a Business Day.

                  "Redemption Date" means, when used with respect to any Note to be redeemed, the date fixed for such redemption pursuant to this Agreement.

                  "Redemption Price" when used with respect to any Note to be redeemed, means the redemption price for such redemption pursuant to this Agreement, which shall include, without duplication, in each case, accrued and unpaid interest to the Redemption Date.

                  "S&P" means Standard & Poor's Ratings Service, a division of McGraw-Hill, Inc., and its successors.

                  "SEC" means the Securities and Exchange Commission.

                  "SEC Documents" means all reports, schedules, forms, statements and other documents filed by the Company and/or by TEC with the SEC since January 1, 1996.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

                  "Security Agreement" means the Security Agreement between the Company and Purchaser, substantially in the form attached as Exhibit B, as amended from time to time in accordance with the terms hereof.

                  "Security Documents" means (i) the Security Agreement, (ii) the Disbursement Agreement, (iii) the Mortgages, and (iv) each other agreement relating to the pledge of assets to secure the Notes that may be entered into after the Closing Date pursuant to the terms of this

Agreement.

                  "Solvent" means, with respect to any Person, that (i) the aggregate present fair saleable value of such Person's assets is in excess of the total amount of its probable liability on its existing debts as they become absolute and matured, (ii) such Person has not incurred debts beyond its foreseeable ability to pay such debts as they mature, and (iii) such Person has capital adequate to conduct the business it is presently engaged in or is about to engage in.

                  "Stated Maturity", when used with respect to the Notes, means December 15, 2002.

                  "Subordinated Debt" shall have the meaning ascribed thereto in the TEC Indenture and capitalized terms used therein not otherwise defined herein shall have the meaning ascribed thereto in the TEC Indenture.

                  "Subsidiary" with respect to any Person, means (i) a corporation with respect to which such Person or its Subsidiaries owns, directly or indirectly, at least fifty percent of such corporation's Capital Stock with voting power, under ordinary circumstances, to elect directors, or (ii) a partnership in which such Person or a subsidiary of such Person is, at the time, a general partner of such partnership and has more than 50% of the total voting power of partnership interests entitled (without regard to the occurrence of any contingency) to vote in the election of managers thereof, or (iii) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has
(x) at least a fifty percent ownership interest or (y) the power to elect or direct the election of the directors or other governing body of such other Person provided, however, that "Subsidiary" shall not include (i) for the purposes of Section 4.16 of the TEC Indenture, a joint venture an investment in which would constitute a Permitted Investment under clause (ix) of the definition thereof in the TEC Indenture or (ii) any Unrestricted Subsidiary of such Person.

                  "Survey" means the survey of the Real Estate and also depicting the Docks and the Tanks, prepared by BFM Corporation, dated July 30, 1997, September 12, 1997, September 14, 1997, September 16, 1997 and September 17, 1997, received by the Company in accordance with the Asset Purchase Agreement.

                  "TARC" means the Company.

                  "TARC Entities" means the Company and its Subsidiaries.

                  "Tanks" means approximately 84 above ground storage tanks with a shell capacity of approximately 5.5 million barrels located on the Real Estate.

                  "TEC" means TransAmerican Energy Corporation, a Delaware corporation.

                  "TEC Indenture" means the Indenture dated as of June 13, 1997 between TEC and the TEC Indenture Trustee, pursuant to which TEC's 11.5% Senior Secured Notes due 2002 and 13% Senior Secured Discount Notes due 2002 were issued.

                  "TEC Indenture Trustee" means Firstar Bank of Minnesota, N.A., as Trustee under the TEC Indenture, and its successors and assigns in such capacity.

                  "TEC Note" means that certain promissory note dated July 31, 1997 evidencing loans from TEC to the Company.

                  "Terminal Acreage" means approximately 240.8 acres within the fence line of the GATX terminal facility between the Mississippi River and U.S. Highway #61 and approximately 1.149 acres subject to a 50' L.C. Railroad right of way.

                  "TNGC" means TransAmerican Natural Gas Corporation, a Texas corporation, together with its successors and assigns.

                  "TransTexas" means TransTexas Gas Corporation, a Delaware corporation.

                  "Unrestricted Subsidiary" of any Person means any other Person ("Other Person") that would, but for this definition of "Unrestricted Subsidiary" be a Subsidiary of such Person organized or acquired after the Issue Date as to which all of the following conditions apply: (i) neither such Person nor any of its other Subsidiaries provides credit support of any Debt of such Other Person (including any undertaking, agreement or instrument evidencing such Debt), other than Unrestricted Non-Recourse Debt (as such term is defined in the TEC Indenture); (ii) such Other Person is not liable, directly or indirectly, with respect to any Debt other than Unrestricted Subsidiary Debt; (iii) neither such Person nor any of its Subsidiaries has made an Investment in such Other Person unless such Investment was permitted by the provisions of Section 4.3 of the TEC Indenture and (iv) the Board of Directors of such Person, as provided below, shall have designated such Other Person to be an Unrestricted Subsidiary on or prior to the date of organization or acquisition of such Other Person. The Board of Directors of any Person may designate any Unrestricted Subsidiary of such Person as a Subsidiary of such Person; provided, that, (a) if the Unrestricted Subsidiary has any Debt outstanding or is otherwise liable for any Debt or has a negative Net Worth, then immediately after giving pro forma effect to such designation, such Person could incur at least $1.00 of additional Debt pursuant to the provisions described in Section 4.11 of the TEC Indenture (assuming, for purposes of this calculation, that each dollar of negative Net Worth is equal to one dollar of Debt), (b) all Debt of such Unrestricted Subsidiary shall be deemed to be incurred by a Subsidiary of the Person on the date such Unrestricted Subsidiary becomes a Subsidiary, and (c) no Default or Event of Default would occur or be continuing after giving effect to such designation. Any subsidiary of an Unrestricted Subsidiary shall be an Unrestricted Subsidiary for purposes of this Agreement.

                  "Voting Stock" means, with respect to any corporation, Capital Stock of such corporation having generally the right to vote in the election of directors of such corporation.

                  "Wetlands Acreage" means approximately 463 acres of wetlands, the majority of which wetlands are on the north side of U.S. Highway #61.

         Section 1.02. Certain Terms. All accounting terms used in this Agreement shall be applied on a consolidated basis, unless otherwise specifically indicated herein. Any accounting terms not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Terms used herein that are defined in the Uniform Commercial Code as in effect in the State of New York, unless defined herein, shall have the respective meanings specified in that statute.

         Section 1.03. Rules of Construction. Unless the context otherwise requires: (a) a term has the meaning assigned to it and a capitalized term not otherwise defined herein has the meaning given to such term in the TEC Indenture unless the context requires otherwise; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (c) "or" is not exclusive; (d) words in the singular include the plural, and words in the plural include the singular; (e) provisions apply to successive events and transactions; (f) "herein", "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and (g) references to Sections or Articles means reference to such Section or Article in this Agreement, unless stated otherwise.


                                   ARTICLE II
                           SALE AND PURCHASE OF NOTES

         Section 2.01.  Authorization of Notes.

                  (a) The Company has duly authorized the issue, sale and delivery of the Notes in an aggregate principal amount of Thirty Six Million Dollars ($36,000,000), to be dated the Closing Date, to bear interest from such date on the unpaid principal amount thereof at a rate of thirteen percent (13%) per annum, calculated on the basis of actual days elapsed in a 360 day year assuming a 12-month year of 30-day months.

                  (b) The Company shall pay interest on December 15 and June 15 of each year, in arrears, commencing June 15, 1998 and on the Maturity Date, in each case subject to Section 2.06.

                  (c) If all or a portion of the principal amount of any Note, interest payable thereon or any fees payable hereunder shall not be paid when due whether at the stated maturity, by acceleration or otherwise, such overdue amount shall bear interest at a rate per annum equal to the then applicable rate on principal plus Two Percent (2%), in each case from the date of such nonpayment until such amount is paid in full (as well as before judgment).

         Section 2.02. Sale and Purchase of Notes. Subject to the applicable terms and conditions set forth in this Agreement, on the Closing Date, the Company shall issue and sell to Purchaser, and Purchaser shall purchase from the Company, a Note in the principal amount of Thirty Six Million Dollars ($36,000,000) at a purchase price equal to One Hundred Percent (100%) of the principal amount thereof.

         Section 2.03.  Closing; Funding.

                  (a) Subject to the satisfaction or waiver of the conditions to closing set forth in Article V, the execution and delivery of this Agreement and the Security Documents shall take place at the offices of Brown & Wood LLP, 56th Floor, One World Trade Center, New York, New York 10048, on December 10, 1997, or such other time and place as the parties shall agree (herein called the "Closing Date").

                  (b) Subject to and in accordance with Section 2.02, and subject to the satisfaction or waiver of the conditions to funding set forth in
Article V, on the Closing Date the Company shall deliver to Purchaser a Note or Notes registered in the name of Purchaser or its nominee, duly executed and dated the Closing Date, in the aggregate principal amount of the Notes purchased by Purchaser hereunder, in such denomination as Purchaser may specify (not to exceed the aggregate principal amount) by timely notice to the Company, but in no event later than one Business Day prior to the Closing Date (or, in the absence of such notice, one Note registered in its name in such aggregate principal amount), against Purchaser's delivery to the Company of immediately available funds to an account specified to Purchaser by the Company not later than the Closing Date in the amount of the aggregate purchase price of the Notes to be sold to Purchaser on the Closing Date.

         Section 2.04. Payments. All payments by the Company hereunder of the principal amount of the Notes, interest thereon, fees, expenses and other amounts due hereunder shall be made in Dollars by wire transfer or other immediately available funds, without deduction, set off or counterclaim, to each Holder in accordance with the payment instructions on Appendix A attached hereto (or in accordance with alternate payment instructions delivered by such Holder to the Company at least ten Business Days but no more than twenty Business Days prior to the relevant payment date), not later than 1:00 p.m. (New York City time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Deposit by the Company into the Disbursement

Account of any amount required to be paid hereunder shall constitute payment of such amount hereunder.

         Section 2.05. Fees. In addition to all other fees and other amounts payable or paid by the Company pursuant to this Agreement, the Security Documents or otherwise, but subject to the Interest Rate Limitation, on the Closing Date, the Company shall pay to Purchaser, as a funding fee, an aggregate amount equal to Three Hundred Sixty Thousand Dollars ($360,000).

         Section 2.06. Interest Rate Limitation. Notwithstanding any provision of this Agreement, the Notes or the Security Documents to the contrary, it is the parties' intent that in no event shall the aggregate amount of all interest, fees under Section 2.05, compounded interest, and default interest actually paid by the Company exceed the amount of interest on principal computed (as set forth below) at the highest rate of interest permitted by law which a court of competent jurisdiction shall deem applicable hereto. If, under any circumstances whatsoever, in fulfilling the provisions of this Agreement, the Notes or the Security Documents, the Company actually pays an amount of interest, chargeable on the total aggregate principal obligations of the Company under all Notes (as said rate is calculated over a period of time that is the longer of (i) the time from the date of this Agreement through the Maturity Date or (ii) the entire period of time that any principal is outstanding on any of said Notes), which amount of interest exceeds interest calculated at the maximum lawful interest rate on said principal chargeable over said period of time, then such excess interest actually paid by the Company shall be applied, first, to the pro rata payment of principal outstanding on the Notes; second, after all principal is repaid, to the payment of the Holders' out-of-pocket costs, expenses, and professional fees which are owed by the Company to the Holders under this Agreement or the Security Documents; and, third, after all principal, costs, expenses, and professional fees owed by the Company to the Holders are repaid, the excess (if any) shall be refunded to the Company.


                                   ARTICLE III
                         PAYMENT AND REDEMPTION OF NOTES

         Section 3.01. Maturity Date. The unpaid principal balance of each of the Notes shall mature and shall be paid in full on the Maturity Date, together with all interest accrued thereon to such date and all unpaid fees, expenses and other amounts due and owing under the provisions of this Agreement, the Notes and the Security Documents. All payments of the Notes shall be allocated pro rata to each Holder and applied first to the amount of any unpaid fees, second to any accrued and unpaid interest, and third to the outstanding principal amount of the Notes until paid in full.

         Section 3.02.  Redemption.

                  (a) The Company may at its election, with the net proceeds of any Public Equity

Offering, at any time on or after the date the Notes are issued and before December 15, 2000, redeem up to 35% of the aggregate principal amount of the Notes in cash at a redemption price of 113% of the principal amount so redeemed, together with accrued and unpaid interest, if any on such principal amount to the Redemption Date.

                  (b) The Notes may be redeemed at the election of the Company, as a whole or from time to time in part, at any time on and after December 15, 2000, to and including December 15, 2001 at 105% of the principal amount and from and after December 15, 2001 to Maturity at 100% of the principal amount, in each case together with accrued but unpaid interest on the principal amount being redeemed to the date of such redemption, and unpaid fees and other amounts owing pursuant to the Agreement, the Notes and the Security Documents, but without penalty.

                  (c) The Company may, at its election, with the proceeds of any Port Authority Financing, redeem all of the then outstanding Notes at a redemption price of 108% of the principal amount so redeemed, together with accrued but unpaid interest thereon to the date of such redemption and (ii) the Company shall, at any time prior to 20 Business Days after the consummation of any Port Authority Financing, if the Company has not elected to redeem all of the outstanding Notes pursuant to clause (i) above, make an offer to purchase $4,000,000 in principal amount of the Notes at a redemption price equal to 101% of the principal amount, together with accrued but unpaid interest thereon to the date of such redemption; provided, however, that the Company shall be required to make such an offer to purchase only if the Company is requesting therewith, pursuant to Section 11.14(c), a release or subordination of the Lien created by the Mortgage and Security Documents on Dock No. 1 (designated as Dock No. 2 in the Survey); provided, further, that the Company may make such offer to purchase prior to, and may make such offer to purchase contingent upon, the consummation of any Port Authority Financing.

                  (d) At least 10 days but not more than 60 days before a Redemption Date, the Company shall mail a notice of redemption by first class mail, postage prepaid, to each Holder whose Notes are to be redeemed. The date fixed for redemption contained in any notice of redemption and the obligation of the Company to redeem any Notes upon such date may be subject to the satisfaction or waiver of conditions determined by the Company in its sole discretion. Each notice for redemption shall identify the Notes to be redeemed and shall state the following:

                  (i)      the Redemption Date;

                  (ii) the Redemption Price, including the amount of accrued and unpaid interest to be paid upon such redemption;

                  (iii) that Notes called for redemption (or, with respect to an offer to purchase pursuant to Section 3.02(c)(ii), Notes tendered in connection with such offer to purchase) must be surrendered to the Company at the address specified in such notice to collect the Redemption Price;

                  (iv) that interest on Notes called for redemption (or, with respect to an offer to purchase under Section 3.02(c)(ii), Notes tendered in connection with such offer to purchase) ceases to accrue on and after the Redemption Date and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price, including accrued and unpaid interest, upon surrender to the Paying Agent of the Notes called for redemption and to be redeemed (or, with respect to an offer to purchase under Section 3.02(c)(ii), Notes tendered in connection with such offer to purchase);

                  (v) if any Note is being redeemed in part, the portion of the principal amount, equal to $1,000 or any integral multiple thereof, of such Note that will not be redeemed and that, after the Redemption Date, and upon surrender of such Note, a new Note or Notes in aggregate principal amount equal to the unredeemed portion thereof will be issued;

                  (vi) if less than all the Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of such Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

                  (vii)   that the notice is being sent pursuant to this
                          Section 3.02(d) and pursuant to the redemption provisions of Paragraph 5 of the Notes.

                  (e) Once notice of redemption is mailed in accordance with Section 3.02(d) and upon satisfaction or waiver of any conditions precedent to the Company's obligation to effect such redemption contained in the related notice of redemption, Notes called for redemption (or, with respect to an offer to purchase under Section 3.02(c)(ii), Notes tendered in connection with such offer to purchase) become due and payable on the Redemption Date and at the Redemption Price, including accrued and unpaid interest. Upon surrender to the Company, such Notes called for redemption (or, with respect to an offer to purchase under Section 3.02(c)(ii), Notes tendered in connection with such offer to purchase) shall be paid at the Redemption Price, including interest, if any, accrued and unpaid on the Redemption Date; provided that if the Redemption Date is after a regular Record Date and on or prior to the Interest Payment Date, the accrued interest through the date of redemption shall be payable to the Holder of the redeemed Notes registered on the relevant Record Date; and provided, further, that if a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding Business Day and no interest shall accrue for the period from such Redemption Date to such succeeding Business Day.

                  (f) Upon compliance by the Company with the provisions of this Section 3.02 and upon satisfaction or waiver of any conditions precedent to the Company's obligation to effect such redemption contained in the related notice of redemption, interest on the Notes called for redemption (or, with respect to an offer to purchase under Section 3.02(c)(ii), Notes tendered in connection with such offer to purchase) will cease to accrue. On and after the Redemption Date, regardless of whether such Notes are presented for payment. Notwithstanding anything herein to the contrary, if any Note surrendered for redemption in the manner provided in the Notes shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall continue to accrue and be paid from the Redemption Date until such payment is made on the unpaid principal and, to the extent lawful, on any interest not paid on such unpaid principal, in each case at the rate and in the manner provided in Section 2.01 and the Note.

                  (g) Upon surrender of a Note that is to be redeemed in part, the Company shall execute and deliver to the Holder, without service charge, a new Note or Notes equal in principal amount to the unredeemed portion of the Note surrendered.

         Section 3.03.  Repurchase of Notes Upon Change of Control.

                  (a) In the event that a Change of Control occurs, each Holder of Notes shall have the right, at such Holder's option, to require the Company to repurchase all or any part of such Holder's Notes (provided that the principal amount of such Notes at maturity must be $1,000 or an integral multiple thereof) on the date that is no later than 60 Business Days after the occurrence of a Change of Control (the "Change of Control Payment Date"), at a cash purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, to and including the Change of Control Payment Date.

                  (b) Within ten (10) Business Days after each date upon which the Company knows of the occurrence of a Change of Control, the Company shall so notify each Holder, and within twenty (20) Business Days after the Company knows of such occurrence, the Company shall make an irrevocable unconditional offer (a "Change of Control Offer") to all Holders to purchase for cash all of the Notes pursuant to Section 3.03(c) at the Change of Control Purchase Price.

                  (c) Notice of a Change of Control Offer shall be sent, at least 20 Business Days prior to the Final Change of Control Put Date (as defined below), by first class mail, by the Company to each Holder at its registered address. The notice to the Holders shall contain all instructions and materials required by applicable law and shall contain or make available to Holders other information material to such Holders' decision to tender Notes pursuant to the Change of Control Offer. The notice, which shall govern the terms of the offer, shall state:

                           (i) that the Change of Control Offer is being made pursuant to this Section 3.03 and that all Notes or portions thereof tendered will be accepted for payment;

                           (ii) the Change of Control Purchase Price (including the amount of accrued and unpaid interest), the Change of Control Payment Date and the Final Change of Control Put Date (as defined below);

                           (iii) that any Note, or portion thereof, not tendered or accepted for payment will continue to accrue interest;

                           (iv) that any Note, or portion thereof, accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

                           (v)   that Holders electing to have a Note or
         portion thereof purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Company at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date (the "Final Change of Control Put Date");

                           (vi) that Holders will be entitled to withdraw their election, in whole or in part, if the Company receives, prior to the close of business on the Final Change of Control Put Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder is withdrawing and a statement that such Holder is withdrawing his election to have such principal amount of Notes purchased; and

                           (vii) a brief description of the events resulting in such Change of Control.

                  (d) Any such Change of Control Offer shall comply with all applicable provisions of Federal and state laws, including those regulating tender offers, if applicable, and any provisions of this Agreement which conflict with such laws shall be deemed to be superseded by the provisions of such laws. On or before the Change of Control Payment Date, the Company shall accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer prior to the close of business on the Final Change of Control Put Date. The Company shall on the Change of Control Payment Date mail to the Holders of Notes so accepted payment in an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest). The Company shall promptly cancel all Notes accepted thereby pursuant to the Change of Control Offer and delivered to it, and authenticate and mail or deliver to the Holders of Notes so accepted a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

         Section 3.04. Pro Rata Redemptions/Repurchases. If pursuant to this
Article III on account of any redemption or offer to repurchase, less than all the Notes then outstanding are to be redeemed or repurchased, as the case may be, the Notes shall be redeemed or repurchased, as the case may be, pro rata or by lot amongst the Holders in such manner as complies with any applicable legal requirements.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         Section 4.01. Representations and Warranties. The Company represents and warrants to Purchaser as follows:

                  (a) The Company is a corporation duly incorporated, and validly existing and in good standing under the laws of the State of Texas, with full corporate power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Documents, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature or location of its properties (owned or leased) or the conduct of its business requires such registration or qualification, except where the failure to be so registered or qualified would reasonably be expected to have a Material Adverse Effect.

                  (b) Each of the Company and its Subsidiaries have all necessary material Permits to own or lease its properties and to conduct its business as described in the SEC Documents, except as otherwise described therein, and none of the Company or its subsidiaries has received any notice or threat of proceedings relating to the revocation or modification of any such Permits; each of the Company and its subsidiaries has fulfilled and performed in all material respects all of its current obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time, or both, would allow revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permit, subject, in each case, to such qualification as may be set forth in an SEC Document; and each of the Company and its subsidiaries is in compliance with all applicable laws, rules, regulations, orders and consents, except where the failure to comply would reasonably be expected to have a Material Adverse Effect.

                  (c) The Company has all requisite power and authority to enter into this Agreement, the Notes and the Security Documents, to carry out the provisions and conditions hereof and thereof, and to issue and deliver the Notes to Purchaser as provided herein.

                  (d) The execution and delivery and performance by the Company of this Agreement, the Notes and the Security Documents, and the performance of its obligations thereunder, have been duly authorized by the Company and, upon execution and delivery by the Company (assuming the due authorization, execution and delivery thereof by the other parties thereto), each of this Agreement, the Notes and the Security Documents will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to (A) any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights and remedies generally and (B) general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law, and the Notes are entitled to the benefits of the Agreement.

                  (e) The authorized Capital Stock of the Company consists of 100,000,000 shares of Common Stock, $.01 par value, of which 30,000,000 shares are issued and outstanding as of the close of business on Closing Date, and all of the issued and outstanding shares of Capital Stock of the Company are validly issued, fully paid and nonassessable and are owned of record and beneficially by TEC. The Parent owns 100% of the outstanding capital stock of TEC. As of the Closing Date there are no securities of the Company outstanding that are convertible into or exchangeable for any shares of Capital Stock of the Company, nor are there outstanding any rights to subscribe for or purchase from the Company, or any options for the purchase from the Company of, or any agreements (contingent or otherwise) providing for the issuance by the Company of, any shares of Capital Stock of the Company or any securities convertible into or exchangeable for any such shares, in each case other than the outstanding warrants to purchase common stock of the Company.

                  (f) The Company is not (i) an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and is not subject to registration under such act, (ii) a "public utility holding" company under the Public Utility Holding Company Act of 1935 and is not subject to regulation as a public utility holding company under such act, (iii) subject to regulation under the Federal Power Act or (iv) subject to regulation under any other federal or state statute, rule or regulation restricting its ability to incur indebtedness for borrowed money.

                  (g) The Company is not in violation of its charter or bylaws or similar organizational documents or of any law, ordinance, administrative or governmental rule or regulation applicable to it, or of any franchise, license, permit, judgment or any decree of any court or governmental agency or body having jurisdiction over it, or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease, bond, debenture, bank loan, credit agreement or other agreement instrument or evidence of indebtedness to which it is a party or by which it is or may be bound, or to which any of its property or assets is subject, which violation or default would reasonably be expected to have a Material Adverse Effect.

                  (h) There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened, against the Company, or to which any of its property is subject, except as disclosed in the SEC Documents, or as otherwise disclosed to Purchaser, that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

                  (i) Since January 31, 1997, there has not been any change or development with respect to the condition (financial or otherwise) or business, properties, net worth, results of operations or prospects of the Company whether or not arising in the ordinary course of business that would reasonably be likely to have a Material Adverse Effect.

                  (j) Except as disclosed in any SEC Document or as otherwise disclosed to Purchaser, there has not been any material change in the capital stock or other equity, or material increase in the short-term debt or long-term debt, of the Company or any development involving or which may reasonably be expected to have a Material Adverse Effect.

                  (k) No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation of the transactions contemplated hereby, except such as will have been obtained at or before Closing.

                  (l) Except as disclosed in any SEC Document, or as otherwise disclosed to Purchaser, the Company nor any of its subsidiaries is involved in any material labor dispute nor, to its knowledge, is any such dispute threatened.

                  (m) The Company has filed all federal, state and local tax returns that are or were required to be filed or has obtained extensions thereof and has paid all taxes shown on such returns and all assessments received by it, to the extent that the same have become due, except for such assessments which the Company disputes in good faith and has adequately reserved for.

                  (n) The issuance and sale of the Notes, the execution and delivery of this Agreement and the Security Documents and the consummation of any other of the transactions herein or therein contemplated, and the fulfillment of the terms hereof or thereof, will not conflict with, result in a breach of, or constitute a default under, the terms of any material indenture or other agreement or instrument to which the Company is a party or bound or any law, order, statute, regulation, consent or memorandum of understanding applicable to the Company of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company (which default would have a Material Adverse Effect), or the charter or bylaws of the Company.

                  (o) No part of the proceeds from the sale of the Notes will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation G of the Board of Governors of the Federal Reserve System of the United States (12 CFR 207), or for the purpose of buying or carrying on trading in any securities under such circumstances as to involve any of the Parent, the Company or of their Subsidiaries in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). None of the Parent, the Company, any of their Subsidiaries or any agent acting on behalf of the Parent, the Company or any of their Subsidiaries has taken or will take any action which might cause this Agreement or the Notes to violate Regulation G, Regulation X, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect. As used in this Section, the term "purpose of buying or carrying" has the meaning assigned thereto in the aforesaid Regulation G.

                  (p) As supplemented or modified as set forth on Schedule 4.01(p) hereto the representations and warranties of the Company set forth in
Section 4.18 of the Mortgage are true and correct in all respects.

                  (q) Each of Parent and the Company is, and immediately after giving effect to the sale of the Notes, the Acquisition and the other transactions and agreements contemplated by this Agreement, will be, Solvent.

                  (r) At the Closing Date, the chief executive office of the Company is at the address set forth on the signature page hereof. At least 30 days prior to the relocation of such chief executive office, the Company shall provide written notice to the Holders setting forth the new address of such chief executive office.

                  (s) On and after the Closing Date, each of the Security Documents creates, as security for the Notes, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons and subject to no other Liens other than Permitted Liens. No filings or recordings are required in order to perfect the security interests created under any Security Document which shall not have been made, or for which satisfactory arrangements have not been made, upon or prior to the execution and delivery thereof.

                  (t) Assuming the accuracy of Purchaser's representations contained in Section 11.04(b), the offer and sale of the Notes will be exempt from the registration requirements of the Securities Act.

         Section 4.02. Certificates. Any certificate signed by any officer of the Company and delivered to the Holders or to counsel for the Holders pursuant to the terms of this Agreement shall be deemed a representation and warranty by the Company to each Holder as to the matters covered thereby.

                                    ARTICLE V
                              CONDITIONS TO CLOSING

         Section 5.01. Conditions Precedent. Purchaser's obligation to execute and deliver this Agreement and the Security Documents described below and to purchase the Notes on the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of the following conditions:

                  (a) Transaction Documents. Purchaser shall have received, except for the Note to be issued thereto, a counterpart of each of the following, each of which shall be satisfactory to Purchaser in form and substance in all respects:

                           (i) this Agreement, duly executed and delivered by the Company;

                           (ii) each Note to be purchased by Purchaser, duly executed by the Company;

                           (iii) the Security Agreement, duly executed by the Company;

                           (iv) duly executed financing statements in proper form for filing under the Uniform Commercial Code in all such jurisdictions as Purchaser may deem necessary or desirable in order to perfect and protect the Liens created by the Security Agreement covering the Collateral described in the Security Agreement;

                           (v) one or more mortgages in the form of Exhibit D attached hereto (as amended from time to time in accordance with their terms, the "Mortgages"), duly executed by the Company and dated the Closing Date, all in proper form for filing in the appropriate offices within the State of Louisiana as Purchaser may deem necessary or desirable in order to perfect and protect the Liens created by the Mortgages, together with duly executed financing statements in proper form for filing under the Uniform Commercial Code as in effect in the State of Louisiana;

                           (vi) such consents, approvals and authorizations of, and declarations, registrations and filings with, any governmental entities, and such consents, waivers, amendments, estoppel letters, subordination and nondisturbance agreements, and other agreements and confirmations of bailees, lessors of real and personal Property owned or used by the Company and other nongovernmental third parties, as Purchaser may deem necessary or desirable in connection with the use, occupancy or operation of the real Properties leased by the Company or otherwise in order to protect the rights and interests of Purchaser in the Collateral;

                           (vii) the Disbursement Agreement, duly executed by the Company and the Disbursement Agent; and

                           (viii) the Environmental Indemnity Agreement, duly executed and delivered by Parent.

                  (b) Corporate Documents. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Purchaser, and Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may request, including:

                           (i) certificates dated as of a recent date as to the good standing and payment of franchise and similar taxes of the Parent and the Company in each jurisdiction where any of such Persons is incorporated or formed or is authorized to do business as a foreign corporation (except when failure to maintain such authorization to do business would not result in a Material Adverse Effect);

                           (ii) certified copies of the certificate or articles of incorporation of the Parent and the Company, with all amendments thereto;

                           (iii) certified copies of the by-laws of the Parent and the Company, with all amendments thereto;

                           (iv) certified copies of Board Resolutions of the Parent and the Company authorizing the execution, delivery and performance of this Agreement, the Notes, the Environmental Indemnity Agreement and the Security Documents to which Parent and/or the Company is a party; and

                           (v)   certificates as to the incumbency and
         signatures of each of the officers of Parent and the Company who shall execute this Agreement or any Note or Security Document on behalf of such respective party.

                  (c) TEC Indenture. The Company shall have delivered to Purchaser a certificate of an Officer thereof certifying that (i) attached thereto is a complete, correct and accurate copy of the TEC Indenture, together with all attachments, exhibits, annexes and schedules thereto; (ii) the TEC Indenture in the form of such copy is in full force and effect as of the Closing Date and no Default or Event of Default thereunder shall have occurred and then be continuing; and (iii) there are no outstanding waivers, amendments, modifications or supplements to the TEC Indenture that are not attached to, or otherwise described in, such certificate.

                  (d) Opinion of Counsel. Purchaser shall have received from each of (i) Gardere & Wynne, L.L.P., and (ii) Campbell, McCranie, Sistrunk, Angelino & Hardy, favorable legal opinions, dated the Closing Date and addressed to Purchaser, in form and substance satisfactory to Purchaser.

                  (e) Solvency. On the Closing Date, Purchaser shall have received from the chief financial officer or other qualified officer of each of Parent and the Company respectively, that the Parent or the Company, as applicable, and immediately after giving effect to the sale of the Note and the other transactions contemplated by this Agreement, will be, Solvent.

                  (f) Appraisal. An appraisal reasonably acceptable to Purchaser setting forth the value of the Collateral.

                  (g) Representations and Warranties True. The representations and warranties contained in Article IV and elsewhere in this Agreement and the representations and warranties contained in the Security Documents shall be true on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date. The Company shall have performed all agreements on its part required to be performed under this Agreement prior to the Closing Date; there shall exist on the Closing Date no Default or Event of Default.

                  (h) Absence of Litigation, Orders. There shall not be pending or threatened any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company or its Properties which seeks to enjoin or restrain any of the transactions contemplated herein or hereby.

                  (i) Fees and Expenses. Purchaser shall have received all fees due and payable in accordance with Section 2.05 hereof. The reasonable fees and disbursements incurred by counsel for Purchaser, and the environmental consultant of Purchaser in connection with the preparation of this Agreement and the Security Documents and the transactions contemplated hereby and thereby shall be paid in full by the Company or the Parent on the Closing Date.


                                   ARTICLE VI
                                   INFORMATION

         Section 6.01. Information. The Company will furnish to the Holders, so long as any of the Notes shall remain unpaid, in duplicate:

         The Company shall deliver to the Holders, within 15 days after it files the same with the

SEC, copies of all reports and information (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe), if any, which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

         If the Company is no longer subject to the filing and reporting requirements of the SEC, the Company shall deliver to each Holder annual and quarterly financial statements with appropriate footnotes of the Company and its Subsidiaries, all prepared and presented in a manner substantially consistent with such reporting requirements.


                                   ARTICLE VII
                       INSPECTION OF PROPERTIES AND BOOKS


                      THIS SECTION INTENTIONALLY LEFT BLANK


                                  ARTICLE VIII
                                    COVENANTS

         Section 8.01. Use of Proceeds. The Company shall use the net proceeds derived from the sale of the Notes solely for repaying a portion of its obligations under the TEC Note.

         Section 8.02. Filing of Security Documents. The Company shall cause to be filed with the proper government authorities all Security Documents as contemplated by such documents promptly, and in no event later than three (3) Business Days from the Closing Date.

         Section 8.03. Further Assurances. The Company will from time to time execute any and all further documents, financing statements, agreements, mortgages, deeds of trust, and instruments, and take all further actions (including filing Uniform Commercial Code financing statements), which may be required under applicable law, or which the Holders may reasonably request, in order to effectuate the transactions contemplated by this Agreement and in order to grant, preserve, protect and perfect the validity and priority of the Liens and security interests created by the Security Documents.

         Section 8.04.  Incorporation by Reference.

                  (a) Until all of the obligations of the Company with respect to the Notes are paid in full, the Company shall perform, and shall cause each of its Subsidiaries to perform, to the extent applicable thereto, each covenant set forth at (i) Sections 4.3 through and including 4.6, 4.9 through and including 4.15 and 4.18 through and including 4.20 of the TEC Indenture and
(ii) Article V of the TEC Indenture as if fully set forth herein, and each such covenant, together with each capitalized term used therein, is hereby incorporated herein by reference thereto (such covenants and capitalized terms are herein collectively referred to as the "TEC Indenture Covenants") provided, however, that if any capitalized term used in the TEC Indenture Covenants is defined herein, the definition herein shall control unless the context otherwise requires.

                  (b) Upon the effective date of any waiver, amendment, modification or supplement of any of the TEC Indenture Covenants effected pursuant the terms and conditions of the TEC Indenture, each and every such waiver, amendment, modification or supplement shall be effective to the TEC Indenture Covenant applicable thereto without further action by the Company or any Holder.

                  (c) In the event that for whatever reason the TEC Indenture shall be terminated or is no longer in full force and effect, then each of the TEC Indenture Covenants shall continue to be applicable hereto as incorporated herein in the form and substance of each such TEC Indenture Covenant on the Business Day immediately prior to the date of such termination or cessation, and shall remain in full force and effect with respect hereto until waived, amended, modified or supplemented in accordance with the terms hereof.


                                   ARTICLE IX
                                EVENTS OF DEFAULT

         Section 9.01. Events of Default; Remedies. If any of the following events (herein called "Events of Default") shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or by operation of law or otherwise):

                  (a) the Company shall default in the due and punctual payment or prepayment of all or any part of the principal of any Note when and as the same shall become due and payable, whether at stated maturity, by acceleration, by notice of prepayment or otherwise;

                  (b) the Company shall default in the due and punctual payment or prepayment of (i) any interest on any Note or (ii) any other amounts payable hereunder or under any Security Document (other than those amounts referred to in Section 9.01(a)), when and as such interest or other amounts shall become due and payable, and such default shall continue for a period of five Business Days, which period shall commence to run after written notice to the Company from the Holders having at least 25% of the outstanding principal amount of all Notes with respect to amounts covered in clause (ii);

                  (c) the Company shall default in the performance or observance of any of the covenants, agreements or conditions set forth in any of Sections 4.3, 4.11, 4.14, or 5.1 of the TEC Indenture, each as incorporated herein by reference (such reference to incorporate any grace period applicable thereto under the TEC Indenture) thereto pursuant to Section 8.04, and otherwise subject to the provisions thereof;

                  (d) the Company shall default in the performance or observance of any of the covenants, agreements or conditions contained in this Agreement or otherwise incorporated herein by reference thereto, or any of the Security Documents (other than those covenants referred to or described in Section 9.01(a), 9.01(b) and 9.01(c)), and such default shall continue for a period of thirty (30) days, after written notice thereof to the Company from the Holders having at least 25% of the outstanding principal amount of all Notes.

                  (e) the Company shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (ii) be generally unable to pay its indebtedness as such indebtedness becomes due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) fail to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code,
(vii) admit in writing its inability to pay its debts generally as such debts become due, (viii) take any action under the laws of its jurisdiction of organization analogous to any of the foregoing, or (ix) take any requisite action for the purpose of effecting any of the foregoing;

                  (f) a proceeding or case shall be commenced, without the application or consent of the Company in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up of the Company or composition or readjustment of the indebtedness of any of them, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Company, or of all or any substantial part of the assets of any of them, or
(iii) similar relief in respect of the Company under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 60 days; or an order for relief shall be entered in an involuntary case under the Bankruptcy Code, against the Company, or action under the laws of the jurisdiction of organization of any of the Company analogous to any of the foregoing shall be taken with respect to any of the Company and shall continue undismissed, or unstayed and in effect, for a period of 60 days;

                  (g) final judgment for the payment of money shall be rendered by a court of competent jurisdiction against the Company, and the Company shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, within twenty days from the date of entry thereof and within said period of twenty days, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal, and such judgment together with all other such judgments shall exceed in the aggregate One Hundred Thousand Dollars ($100,000) (excluding all or any portion of such judgment or judgments covered by insurance maintained with one or more financially sound insurers that are obligated to pay such portion; provided, however, that the Company shall have provided an officer's certificate to the Holders not later than three Business Days after the date the related judgment is rendered certifying that the Company has filed, or expects to file promptly, a claim or claims with such insurer or insurers and has no reason to believe that such insurer or insurers will not pay the claims in respect thereof in full);

                  (h) (i) any representation or warranty made by or on behalf of the Company in this Agreement or the Security Documents, or in any financial statement, certificate or other instrument or document now or hereafter delivered pursuant to or in connection with any provision of this Agreement or the Security Documents that repeats such representations or warranties, shall prove to be breached in any material respect or false or incorrect in any material respect on the date as of which made (provided, however, that with respect to the representations made in Section 4.18 of the Mortgage, such representation shall be deemed to include a qualification for information previously provided in writing to the Purchaser) or (ii) any representation, warranty or statement made by or on behalf of the Company in any financial statement, certificate or other instrument or document now or hereafter delivered pursuant to or in connection with any provision of this Agreement or the Security Documents, shall prove to be false or incorrect in any material respect or breached in any material respect on the date as of which made;

                  (i) any provision of any of this Agreement, the Notes or the Security Documents shall, for any reason, not be or shall cease to be in full force and effect, or not be, or be asserted in writing by the Company not to be, valid, binding and enforceable against any Person purported to be bound by it, if the failure of such provision to be in full force and effect or to be valid, binding and enforceable could be reasonably likely to have a Material Adverse Effect;

                  (j) any of the Security Documents shall for any reason cease to be in full force and effect, or shall cease to give the Holders for their ratable benefit the Liens, rights, powers and privileges purported to be created thereby including but not limited to, a perfected security interest in, and Lien on, all of the Collateral in accordance with the terms thereof, if such cessation would reasonably be expected to have a Material Adverse Effect;

                  (k) any Event of Default shall have occurred and be continuing under the TEC Indenture which has not been waived by the necessary parties thereto;

then (i) upon the occurrence of any Event of Default described in subsection (e) or (f), the unpaid principal amount of all Notes, together with the interest accrued thereon and all unpaid fees, expenses and other amounts owing under the provisions of this Agreement, the Notes and the Security Documents, shall automatically become immediately due and payable, all without presentment, demand, notice, declaration, protest or other requirements of any kind, all of which are hereby expressly waived, or (ii) upon the occurrence and during the continuance of any other Event of Default, the Holders of more than twenty-five percent (25%) in outstanding principal amount of the Notes may, by written notice to the Company, declare the unpaid principal amount of all Notes to be, and the same shall forthwith become, immediately due and payable, together with the interest accrued thereon and all unpaid fees, expenses and other amounts owing under the provisions of this Agreement, the Notes and the Security Documents, all without presentment, demand, notice, protest or other requirements of any kind, all of which are hereby expressly waived.

         Section 9.02. Remedies. If any Event of Default shall have occurred and be continuing, the Holders having at least 25% of the outstanding principal amount of all Notes may proceed to protect and enforce their rights, either by suit in equity or by action at law, or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement, or in the Security Documents, or in any out of court work out or restructuring, or in any reorganization or liquidation case or proceeding that relates to or affects the Company, the Parent or any Collateral, and such Holders may proceed to enforce the performance of all obligations and payment of all sums due upon such Notes, or under this Agreement or any Security Document, and such further amounts as shall be sufficient to cover the reasonable costs and expenses of collection (including all reasonable fees and disbursements of counsel, accountants, appraisers, investment bankers, and all other professionals, experts, and advisors of the Holders), or to enforce any other legal or equitable right of the Holders.

         Section 9.03. Remedies Cumulative. No remedy conferred herein or in the Security Documents upon the Holders is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or otherwise.

         Section 9.04. Remedies Not Waived. No course of dealing between Parent or the Company and the Holders, and no delay or failure in exercising any rights hereunder or under the Notes or the Security Documents in respect thereof, shall operate as a waiver of any of the rights of the Holders.

                                    ARTICLE X
                                    THE NOTES

         Section 10.01. Registration, Exchange, and Transfer of Notes. The Company will keep at its principal executive office a register, in which, subject to such reasonable regulations as it may prescribe, but at its expense (other than transfer taxes, if any), the Company will provide for the registration and transfer of Notes. Whenever any Note or Notes shall be surrendered either at the principal executive office of the Company, or at the place of payment named in the Note, for transfer or exchange, accompanied (if so required by the Company) by a written instrument of transfer in form reasonably satisfactory to the Company duly executed by the Holder thereof or by such Holder's attorney duly authorized in writing, the Company will execute and deliver in exchange therefor a new Note or Notes in such denominations as may be requested by such Holder, of like tenor and in the same aggregate unpaid principal amount as the aggregate unpaid principal amount of the Note or Notes so surrendered. Any Note issued in exchange for any other Note or upon transfer thereof shall carry the rights to unpaid interest, unpaid fees and other amounts owing pursuant to this Agreement, the Notes and the Security Documents, and interest to accrue which were carried by the Note so exchanged or transferred, and neither gain nor loss of interest shall result from any such transfer or exchange. Any transfer tax or governmental charge relating to such transaction shall be paid by the Holder requesting the exchange. The Company and any of its agents may treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payment of the principal of, prepayment charge (if any) and interest and other amounts on such Note and for all other purposes whatsoever, whether or not such Note be overdue.

         Section 10.02. Lost, Stolen, Damaged and Destroyed Notes. At the request of any Holder, the Company will issue and deliver at its expense, in replacement of any Note or Notes lost, stolen, damaged or destroyed, upon surrender thereof, if mutilated, a new Note or Notes in the same aggregate unpaid principal amount, and otherwise of the same tenor, as the Note or Notes so lost, stolen, damaged or destroyed, duly executed by the Company. The Company may condition the replacement of a Note or Notes reported by the Holder thereof as lost, stolen, damaged or destroyed, upon the receipt from such Holder of an indemnity or security reasonably satisfactory to the Company.


                                   ARTICLE XI
                                  MISCELLANEOUS

         Section 11.01. Amendment and Waiver. No amendment or waiver of any provision of this Agreement or the Notes or any Security Document or any consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Holders representing more than fifty percent (50%) of the aggregate principal amount of the Notes then outstanding. Without the specific prior written consent of the Holders representing more that sixty-six Percent (66%) of the aggregate principal amount of the Notes then outstanding, no such amendment, waiver or consent shall release or subordinate any of the Liens created by the Security Documents. No such amendment, waiver or consent which purports to (i) reduce the principal of, or the rate of interest on, any Note, (ii) extend the time for payment of all or any portion of the principal of or interest on any Note or (iii) amend, modify or waive any provision of this Section 11.01 shall be effective with respect to any Note unless the Holder of such Note has given its specific prior written consent thereto. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Neither any failure nor any delay on the part of the Holders in exercising any right, power or privilege hereunder or under the Notes or any of the Security Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein or in the Notes or any Security Document, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in the same, similar or other circumstances.

         Section 11.02. Expenses and Taxes. The Company agrees, whether or not the transactions hereby contemplated shall be consummated, to pay, indemnify and save the Holders harmless against any and all liabilities for the payment of (i) all reasonable out-of-pocket expenses arising in connection with the preparation, negotiation, execution and delivery of this Agreement, the Notes, the Security Documents and the other instruments and documents hereby and thereby contemplated and the closing of the transactions contemplated hereby,
(ii) all such expenses incurred with respect to the enforcement of any provision of any such agreement or instrument, (iii) all reasonable expenses reasonably incurred in connection with the reproduction of such agreements and instruments and all stamp and other similar taxes (together in each case with interest and penalties, if any) which may be payable in respect of the execution and delivery of such agreement or instruments; provided, however, that the Company shall not be responsible for taxes arising out of any assignment or transfer of the Notes,
(iv) all reasonable fees, taxes and other charges incurred in connection with the filing or recording of any Security Documents (at or subsequent to the Closing Date) and in connection with any Lien, tax and judgment searches (including searches undertaken subsequent to the Closing Date), including appraisal, survey and other title costs, (v) the reasonable fees and disbursements of any special or local counsel in connection with the preparation of such agreements and instruments and the transactions hereby and thereby contemplated, (vi) all reasonable expenses incurred by the Holders (including all fees and disbursements of counsel, accountants, appraisers, investment bankers, and all other professionals, experts, and advisors of the Holders) in connection with any amendment or requested amendment of, or waiver or consent or requested waiver or consent under or with respect to, this Agreement, the Notes or any of the Security Documents, whether or not the same shall become effective (including counsel fees and disbursements), (vii) all reasonable expenses incurred by the Holders (including all fees and disbursements of counsel, accountants, appraisers, investment bankers, and all other professionals, experts, and advisors of the Holders) following the occurrence and during the continuance of any Default or Event of Default or incident to the negotiation of any workout, restructuring or similar arrangement relating to the Company or any Collateral, including any reorganization or liquidation case or proceeding, whether or not suit is commenced, and (viii) all other reasonable obligations, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, this Agreement, the Notes or the Security Documents or any other documents contemplated by or referred to herein or therein or any action taken or omitted to be taken by the Holders with respect to any of the foregoing; provided, however, that the Holders shall not be entitled to the payment and indemnification set forth in clause (viii) in connection with any action taken or omitted to be taken by the Holders that is judicially determined by a court of competent jurisdiction in a final judgment not subject to appeal to have resulted from the bad faith, willful misconduct or gross negligence of the Holders; provided, further, that the Company shall not be required to pay the fees and expenses for more than one law firm with respect to expenses incurred by the Holders having at least 25% of the outstanding principal amount of all Notes as described in clauses (vi), (vii) or (viii) above. The obligations of the Company under this Section 11.02 shall survive the payment or prepayment in full or transfer of any Note, the enforcement of any provision hereof or thereof, any such amendments, waivers or consents, any such Default or Event of Default, and any such workout, restructuring or similar arrangement.

         Section 11.03. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by or on behalf of any party to this Agreement or in any document, certificate or statement delivered hereto or otherwise in connection herewith, shall (i) survive the execution and delivery of this Agreement and the delivery of the Notes to Purchaser and shall continue in effect as long as any one of the Notes is outstanding and thereafter shall survive as provided in Sections 11.02 and 11.06, and (ii) be deemed to have been relied upon by the Holders, regardless of any investigation made by the Holders or on its behalf.

         Section 11.04.  Successors and Assigns.

                  (a) This Agreement shall be binding upon and inure to the benefit of the Company, the Holders and their respective successors and assigns; provided, however, that the Company shall not have the right to assign its rights hereunder or any interest herein or to delegate any of its duties hereunder without the prior written consent of the Holders.

                  (b) Purchaser represents that (i) it is either (x) an "accredited investor" as such term in defined in Rule 501 (a) of Regulation D promulgated under the Securities Act, or (y) not a U.S. Person as defined in Rule 902 of Regulation S promulgated under the Securities Act, and (ii) it is purchasing the Notes for its own account for investment and not with a view to a public distribution thereof (within the meaning of the Securities Act and rules and regulations promulgated thereunder). Each Note shall bear a restrictive legend in substantially the following form:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE
         SECURITIES ACT OF 1933 AND MAY NOT BE SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT.

                  (c) Subject to compliance with applicable Federal securities laws and regulations and state "blue sky" laws and regulations, Purchaser may at any time sell or assign to any Person all or any part of its rights in the Notes and in the obligations of the Company and the obligations of Purchaser under this Agreement, the Notes and the Security Documents (including the obligations of Purchaser to purchase Notes), and each such assignee shall assume the rights and obligations of Purchaser hereunder and thereunder, to the extent of such assignment, pursuant to an instrument in writing executed by such assignee and Purchaser. Execution and delivery of such an instrument shall be deemed to be a representation by such assignee that the factual statements contained in Section 11.04(b) are true with respect to such assignee. Upon execution and delivery of such an instrument, such assignee shall be a party to this Agreement and shall have the rights and obligations of Purchaser (including it rights under this Section 11.04(c)), to the extent of such assignment, and the assignor shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any assignment pursuant to this Section 11.04(c), the assignor and the Company shall make appropriate arrangements so that, if required, new Notes shall be issued to Purchaser and the assignee. Purchaser shall give the Company prior written notice of the date that any such assignment shall become effective, which date shall be no less than 10 days after the date such notice is given.

         Section 11.05. Notices. Except as otherwise provided herein, all notices and service of process required, contemplated, or permitted hereunder or with respect to the subject matter hereof shall be in writing, and shall conclusively be deemed to have been validly served, given or delivered upon: (a) completed transmission by facsimile or hand delivery during normal business hours or; (b) the first Business Day after (i) deposit with an overnight courier service or overnight mail delivery service (ii) completed transmission by facsimile or hand delivery after normal business hours; or (c) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, and shall be addressed to the party to be notified as follows:

                  in the case of the Company, to:

                           TransAmerican Refining Corporation
                           1300 North Sam Houston Parkway East
                           Suite 310
                           Houston, Texas  77032-2949
                           Attention:  Ed Donahue
                           Telecopy No.: (281) 986-8820


                  in the case of Purchaser, to:

                           c/o Merrill Lynch Asset Management
                           800 Scudders Mill Road
                           Plainsboro, New Jersey 08536

                           Attention:  Vincent Lathsbury
                           Telecopy No.:  (609) 282-2940

or at such other address or telecopy number or to the attention of such other Person as any of such Persons shall have advised the other by notice to any Holder at its registered address in the manner herein specified.

         Section 11.06. Indemnification. In consideration of the execution and delivery of this Agreement by Purchaser the Company hereby agrees to defend, indemnify, exonerate and hold harmless the Holders and each of their officers, directors, stockholders, affiliates, trustees, employees and agents, and each other Person, if any, controlling the Holders or any of their Affiliates (herein collectively called the "Indemnitees") from and against any and all actions, causes of action, suits, losses, liabilities and damages, and reasonable expenses in connection therewith, including reasonable counsel fees and disbursements incurred in the investigation and defense of claims and actions (herein collectively called the "Indemnified Liabilities"), incurred by the Indemnitees or any of them as a result of, or arising out of or relating to:

                  (a) this Agreement, the Notes, the Security Documents, the purchase of the Notes or the other transactions contemplated hereby or thereby, or any action or failure to act by the Company with respect thereto (including statements or omissions made, or information provided by the Company or its Subsidiaries, officers, employees or agents); or

                  (b) any Environmental Matter, any Environmental Law or the actual or alleged existence or release of any Material of Environmental Concern;

except for any such Indemnified Liabilities that are finally judicially determined to have resulted from the Indemnitee's gross negligence or wilful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The obligations of the Company under this Section 11.06 shall be in addition to any liability that the Company may otherwise have and shall survive the payment or prepayment in full or transfer of any Note and the enforcement of any provision hereof or thereof. Nothing in this Section 11.06 shall limit, negate or release, or in any way obligate the Company to indemnify the Holders for any breach of any of the Holders' obligations under this Agreement or any of the Security Documents.

         Section 11.07. Public Announcements. The Company and the Holders agree that they will not issue any press release or make any other public announcement, statement or filing with regard to this Agreement, the Notes or the other Security Documents or the transactions hereby or thereby contemplated without the prior approval, in each case, of the other parties to this Agreement, which approval shall not be withheld in any case where such press release, public announcement, statement or filing is required by applicable law (including applicable rules and regulations of the SEC).

         Section 11.08. No Fiduciary Relationship. The relationship between the Holders, on the one hand, and the Company, on the other hand, is solely that of debtor and creditor, and the Holders shall not be deemed to have any fiduciary or other special relationship with the Company or any of its Subsidiaries. No provision of this Agreement, the Notes or any of the Security Documents shall be construed to create a fiduciary duty on the part of the Holders in favor of the Company, any of its Subsidiaries or Affiliates, or their respective directors, officers, employees, agents, stockholders or creditors.

         Section 11.09. Integration and Severability. This Agreement, the Notes and the Security Documents embody the entire agreement and understanding between the Holders and the Company, and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the provisions contained in this Agreement or in any instrument contemplated hereby for such date, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein, and any other application thereof, shall not in any way be affected or impaired thereby.

         Section 11.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

         Section 11.11. Governing Law. The laws of the State of New York (without regard to principles of conflict of laws that would cause the application of the laws of any other jurisdiction) shall govern the construction, interpretation, and enforceability of this Agreement and any dispute, case or controversy arising in or under or related to or connected with this Agreement or the relationship between or among the parties hereto, whether sounding in tort, contract, or other legal or equitable relief.

         SECTION 11.12.  SUBMISSION TO JURISDICTION; WAIVER OF SERVICE AND
VENUE.

                  (a) THE COMPANY CONSENTS AND AGREES TO THE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, AND WAIVES ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING IN OR UNDER OR RELATED TO THIS AGREEMENT INSTITUTED THEREIN, AND AGREES THAT ANY DISPUTE CONCERNING THE RELATIONSHIP AMONG THE HOLDERS, ON THE ONE HAND, AND THE COMPANY, ON THE OTHER HAND, OR THE CONDUCT OF ANY PARTY IN CONNECTION WITH THIS AGREEMENT OR OTHERWISE SHALL BE HEARD ONLY IN THE COURTS DESCRIBED ABOVE EXCEPT AS OTHERWISE PROVIDED IN SECTION 11.12(c).

                  (b) THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY HAND DELIVERY TO IT AT ITS ADDRESS SET FORTH ABOVE IN SECTION 11.05, OR, AT THE OPTION OF THE HOLDERS, BY SERVICE UPON CT CORPORATION SYSTEM, 1633 BROADWAY, NEW YORK, NY 10019, WHICH THE COMPANY IRREVOCABLY APPOINTS AS SUCH PERSON'S AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS WITHIN THE STATE OF NEW YORK. IN ADDITION, THE HOLDERS AGREE TO PROMPTLY FORWARD, BY FIRST CLASS MAIL, HAND DELIVERY OR FACSIMILE ANY PROCESS SO SERVED UPON SAID AGENT TO THE COMPANY, AS APPLICABLE, AT ITS ADDRESS SET FORTH ABOVE IN SECTION 11.05. THE COMPANY HEREBY CONSENTS TO SERVICE OF PROCESS AS AFORESAID.

                  (c) NOTHING IN THIS SECTION 11.12 SHALL AFFECT THE RIGHT OF THE HOLDERS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE HOLDERS TO BRING ANY ACTION OR PROCEEDING AGAINST THE COMPANY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

         SECTION 11.13. MUTUAL WAIVER OF RIGHT TO TRIAL BY JURY. EACH OF THE COMPANY AND THE HOLDERS ACKNOWLEDGES THAT IT MAY HAVE A

CONSTITUTIONAL RIGHT TO TRIAL BY JURY OF CERTAIN DISPUTES. HOWEVER, BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. EACH OF THE COMPANY AND THE HOLDERS HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF (I) ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH; OR (II) CLAIMS IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM IN RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO, AND (III) ANY CLAIMS FOR DAMAGES, BREACH OF CONTRACT, SPECIFIC PERFORMANCE, OR ANY EQUITABLE OR LEGAL RELIEF OF ANY KIND HEREUNDER OR THEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. EACH OF THE COMPANY AND THE HOLDERS HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         SECTION 11.14.  RELEASE OF COLLATERAL; SUBORDINATION.

                  (a) Holders shall release all Liens created by the Mortgages or Security Documents upon indefeasible payment in full of the Notes on any Maturity Date or Redemption Date.

                  (b) Holders shall release or subordinate any Liens created by the Mortgages or Security Documents to the extent such Liens are identified for release or subordination in a consent obtained in accordance with Section 11.01.

                  (c) Holders shall release or subordinate the Lien created by the Mortgages or Security Documents on Dock No. 1 (designated Dock No. 2 in the Survey) upon the consummation of an offer to purchase (regardless of the principal amount of Notes tendered in connection with such offer to purchase) pursuant to clause (ii) of Section 3.02(c).

                  (d) Holders shall, upon request by the Company, subordinate the Lien created by the Mortgages or Security Documents to any Lien described in and meeting the requirements of clauses (d), (k) or (t) of the definition of "Permitted Liens" provided, however, that Holders shall not be required to subordinate the Lien created by the Mortgages or Security Documents on Dock No. 1 (designated Dock No. 2 in the Survey), except pursuant to Section 11.14(c).

                  (e) Holders shall from time to time execute and deliver (at the expense of the Company) any and all further documents and instruments and take such further actions as the Company may reasonably request to effectuate the transactions contemplated by this Section 11.14.

         IN WITNESS WHEREOF, the Company and Purchaser have executed this Agreement by their duly authorized officers as of the date first written above.

                                     TRANSAMERICAN REFINING CORPORATION


                                     By:
                                        ---------------------------------------
                                     Name:
                                          -------------------------------------
                                     Title:
                                           ------------------------------------

                                     MERRILL LYNCH CORPORATE BOND FUND,
                                     INC. - HIGH INCOME PORTFOLIO


                                     By:
                                        ---------------------------------------
                                     Title: Authorized Representative

                                                                       EXHIBIT A


                          [FORM OF SENIOR SECURED NOTE]